Exhibit 10.44

JANUARY 2009 AMENDMENT TO

THE WILLIAMS-SONOMA, INC. 401(K) PLAN

WHEREAS, Williams-Sonoma, Inc. (the “Company”) sponsors the Williams-Sonoma, Inc. 401(k) Plan (the “Plan”), which is intended to qualify under sections 401(a), 401(k), and 401(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the related Trust Agreement, which is tax-exempt under Section 501(c) of the Code;

WHEREAS, in Section 11.1 of the Plan, the Company reserves the right to amend the Plan, at any time by an instrument in writing that is duly executed by an authorized representative of the Company;

WHEREAS, the Board of Directors of the Company, by resolution dated May 28, 2003, vested the Compensation Committee with the authority to amend the Plan with respect to all matters other than availability of employer securities for investment under the Plan, the termination of the Plan, or the adoption of a new retirement plan (which matters are reserved to the Board of Directors);

WHEREAS, the Compensation Committee, November 6, 2008, in turn delegated to the Head of Human Resources certain limited Plan amendment authority;

WHEREAS, the Company is undergoing a reorganization of its business structure, which will result in the termination of some of its associates, and the Company has determined to provide some of these associates with wages related to the 60-day notice period under The Worker Adjustment and Retraining Notification Act and the California Worker Adjustment and Retraining Notification Act (collectively “WARN”), while they are on an authorized leave of absence;

WHEREAS, the Plan presently permits eligible associates to make elective deferrals to the Plan from their “eligible pay” which is defined as “the amount of regular, recurring compensation of an Associate, including base salary and hourly wages plus overtime pay”;

WHEREAS, the Company has determined that it is desirable to ensure the associates that it classifies as being on a WARN-related leave (and similarly situated associates in the future) have the opportunity to make elective deferrals from WARN-related wages;

WHEREAS, the Head of Human Resources has determined that she has been delegated authority to amend the Plan to so provide because (i) this amendment is not within the retained jurisdiction of the Board, (ii) does not have a net annual cost to the corporation in excess of $250,000, and (iii) this amendment is appropriate, and it will not increase the contributions or allocations under the Plan for any officer of this corporation;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended as follows, effective January 1, 2009.

I.

A new Appendix B is added to read as follows:

APPENDIX B – WSI WARN ASSOCIATES

From time to time, the Company may reorganize its business structure, resulting in the termination of some of its Associates. In the case of those affected Associates who are classified by the Company, in the exercise of its sole discretion, as eligible for wages related to the 60-day notice period applicable under The Worker Adjustment and Retraining Notification Act and the California Worker Adjustment and Retraining Notification Act (collectively “WARN”), while they are on an authorized leave of absence from the Company, “Eligible Pay” shall include wages related to the WARN notice period that are paid for a WARN-related leave of absence, regardless of whether these wages are paid at pay period intervals or in a single lump sum. The Company’s discretionary classification shall solely govern the application of this provision, and it shall apply for purposes of the Plan notwithstanding any different determination that may become applicable regarding rights under WARN.

In all other respects, the terms and provisions of the Plan remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed this 20th day of January, 2009.

WILLIAMS-SONOMA, INC.

By:	/s/ Sharon L. McCollam
Sharon L. McCollam
Executive Vice President, Chief Operating and Chief Financial Officer (in her role as head of Human Resources)